Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Denali Capital Acquisition Corp. on Form S-4 of our report dated April 1, 2024, which includes an explanatory paragraph as to Denali Capital Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Denali Capital Acquisition Corp. as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and for the period from January 5, 2022 (inception) through December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on July 15, 2024 and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for any periods after December 31, 2023. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

November 6, 2024